Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-48204, 333-126036, 333-149809, and 333-210072), pertaining to the Hurco Companies, Inc. 1997 Stock Option and Incentive Plan, the Hurco Companies, Inc. 2008 Equity Incentive Plan, and the Hurco Companies, Inc. 2016 Equity Incentive Plan, of our report dated January 6, 2017 except Note 15, as to which the date is January 5, 2018, with respect to the consolidated financial statements and schedule of Hurco Companies, Inc. included in this Annual Report (Form 10-K) for the year ended October 31, 2017.

/s/ Ernst & Young LLP

Indianapolis, Indiana
January 5, 2018